Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022

Media Contact:
Christie McConnell
+1 (212) 484-4912
cmcconnell@travelzoo.com
FOR IMMEDIATE RELEASE
Travelzoo Reports Third Quarter 2010 Results
NEW YORK, October 21, 2010 — Travelzoo Inc. (NASDAQ: TZOO):
•	Revenue of $27.7 million, up 17% year-over-year

•	Operating profit from continuing operations of $5.7 million, up 150% year-over-year

•	Cash flow from operations of $3.1 million

•	Net income per share from continuing operations of $0.22, up 175% from $0.08 in the prior-year period

•	Earnings per share of $0.22, compared to loss per share of ($0.02) in the prior-year period
     Travelzoo Inc., a global Internet media company, today announced financial results for the third quarter ended September 30, 2010, with revenue of $27.7 million, an increase of 17% year-over-year. Operating profit from continuing operations was $5.7 million, up 150% year-over-year. Net income from continuing operations was $3.7 million, with diluted net income per share from continuing operations of $0.22, compared to diluted net income per share from continuing operations of $0.08 in the prior-year period. Revenue, operating profit and income from continuing operations for all periods exclude the results of Travelzoo’s former Asia Pacific business segment, which are reported as discontinued operations.
     “Travelzoo more than doubled earnings per share and in Europe, we finally reached profitability. We continued our strong revenue growth, despite one fewer Top 20 publishing day in Q3 2010 compared to the same period in 2009,” said Chris Loughlin, CEO of Travelzoo. “Our new Local Deals business has seen rapid adoption among our existing subscribers and the new publication is now in 12

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cities across the U.S. We remain keenly focused on growth and further improving earnings per share.”
North America
     North America business segment revenue grew 12% year-over-year to $21.3 million. Operating profit was $5.5 million, or 26% of revenue, up from an operating profit of $3.6 million, or 19% of revenue, in the prior-year period.
Europe
     Europe business segment revenue grew 37% year-over-year to $6.5 million. In local currency terms, revenue grew 45% year-over-year. Operating profit was $248,000, compared to an operating loss of $1.3 million in the prior-year period. Travelzoo began operations in the U.K. in May 2005, in Germany in September 2006, and in France in March 2007. In May 2008, Travelzoo began publishing its weekly Top 20® list in Spain, after having operated a sales office in Barcelona since November 2006.
Subscribers
     Travelzoo had a total unduplicated number of newsletter subscribers in North America and Europe of 18.7 million as of September 30, 2010, up 15% from September 30, 2009, and up 2% from June 30, 2010. In North America, total unduplicated number of subscribers was 14.2 million as of September 30, 2010, up 9% from September 30, 2009 and up 1% from June 30, 2010. In Europe, total unduplicated number of subscribers was 4.5 million as of September 30, 2010, up 38% from September 30, 2009 and up 7% from June 30, 2010.
Income Taxes
     Income tax expense was $2.1 million, compared to $1.3 million in the prior-year period for continuing operations. The effective income tax rate was 37%, down from 50% in the prior-year period. During the current quarter, Travelzoo and the Internal Revenue Service (“IRS”) agreed to settle the IRS examination of Travelzoo’s 2005 and 2006 tax years. Travelzoo recorded a tax benefit of approximately $200,000 as a result of the settlement.

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Asset Management
     During the third quarter, Travelzoo generated $3.1 million of cash from operating activities. Accounts receivable increased by $601,000 quarter-over-quarter and increased by $2.4 million over the prior-year period to $14.2 million. Accounts payable increased by $990,000 quarter-over-quarter and decreased by $77,000 over the prior-year period to $7.3 million. Capital expenditures were $391,000, up from $355,000 in the prior quarter and down from $405,000 in the prior-year period. Travelzoo exited the third quarter with $34.7 million in cash and cash equivalents.
Conference Call
     Travelzoo will host a conference call to discuss third quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to
•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the Web cast.
About Travelzoo
Travelzoo is a global Internet media company. With more than 21 million subscribers in North America, Europe, and Asia Pacific and 23 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.
Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$27,693	$23,576	$84,317	$70,194
Cost of revenues	1,742	1,464	5,012	4,140

Gross profit	25,951	22,112	79,305	66,054
Operating expenses:
Sales and marketing	13,630	13,437	42,671	37,450
General and administrative	6,616	6,395	19,833	18,420

Total operating expenses	20,246	19,832	62,504	55,870

Operating income from continuing operations	5,705	2,280	16,801	10,184
Other income and expense:
Interest income and other income	45	8	132	40
Gain (loss) on foreign currency	20	320	(190)	17

Income from continuing operations before income taxes	5,770	2,608	16,743	10,241
Income taxes	2,120	1,308	7,373	5,292

Income from continuing operations	3,650	1,300	9,370	4,949

Loss from discontinued operations, net of tax	—	(1,595)	—	(5,097)

Net income (loss)	$3,650	$(295)	$9,370	$(148)

Basic net income (loss) per share from:
Continuing operations	$0.22	$0.08	$0.57	$0.30
Discontinued operations	$—	$(0.10)	$—	$(0.31)
Net income (loss)	$0.22	$(0.02)	$0.57	$(0.01)
Diluted net income (loss) per share from:
Continuing operations	$0.22	$0.08	$0.57	$0.30
Discontinued operations	$—	$(0.10)	$—	$(0.31)
Net income (loss)	$0.22	$(0.02)	$0.57	$(0.01)

Shares used in computing basic net income (loss) per share	16,444	16,444	16,444	16,396
Shares used in computing diluted net income (loss) per share	16,453	16,452	16,453	16,413

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$34,717	$19,776
Accounts receivable, net	14,152	11,279
Income taxes receivable	1,781	6,061
Deposits	210	139
Prepaid expenses and other current assets	1,377	1,103
Deferred tax assets	966	966

Total current assets	53,203	39,324

Deposits, less current portion	319	381
Deferred tax assets, less current portion	52	52
Restricted cash	875	875
Property and equipment, net	3,822	4,089
Intangible assets, net	1,146	1,411

Total assets	$59,417	$46,132

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	7,331	6,834
Accrued expenses	5,712	4,278
Deferred revenue	1,177	828
Deferred rent	211	134
Income tax payable	500	—

Total current liabilities	14,931	12,074

Deferred tax liabilities	597	533
Long-term tax liabilities	1,435	2,139
Deferred rent, less current portion	518	615

Common stock	164	164
Additional paid-in capital	6,410	4,772
Accumulated other comprehensive loss	(1,016)	(1,173)
Retained earnings	36,378	27,008

Total stockholders’ equity	41,936	30,771

Total liabilities and stockholders’ equity	$59,417	$46,132

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,650	$(295)	$9,370	$(148)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	619	531	1,766	1,457
Deferred income taxes	64	—	64	—
Stock-based compensation	187	—	562	—
Provision for losses on accounts receivable	107	(14)	106	302
Net foreign currency effects	(20)	(320)	190	(17)
Changes in operating assets and liabilities:
Accounts receivable	(414)	217	(2,982)	(766)
Deposits	(24)	(50)	(109)	(75)
Income tax receivable	(984)	—	4,280	—
Prepaid expenses and other current assets	(238)	(1,213)	(278)	422
Accounts payable	863	(429)	594	1,600
Accrued expenses	(239)	268	1,416	(101)
Deferred revenue	127	49	348	153
Deferred rent	(55)	(25)	(20)	(127)
Income tax payable	140	1,945	496	—
Other non-current liabilities	(733)	—	(704)	19

Net cash provided by operating activities	3,050	664	15,099	2,719

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(391)	(405)	(1,142)	(1,608)
Purchase of intangible asset	—	—	—	(1,760)

Net cash used in investing activities	(391)	(405)	(1,142)	(3,368)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	—	—	2,158
Proceeds from sale of Asia Pacific business segment	—	—	1,073	—

Net cash provided by financing activities	—	—	1,073	2,158

Effect of exchange rate on cash and cash equivalents	183	(109)	(89)	6

Net increase in cash and cash equivalents	2,842	150	14,941	1,515
Cash and cash equivalents at beginning of period	31,875	15,544	19,776	14,179

Cash and cash equivalents at end of period	34,717	15,694	34,717	15,694

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	$3,632	$553	$3,264	$4,732

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

	North
Three months ended September 30, 2010	America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$21,196	$6,497	$—	$27,693
Intersegment revenue	57	14	(71)	—

Total net revenues	21,253	6,511	(71)	27,693

Operating income	$5,457	$248	$—	$5,705

	North
Three months ended September 30, 2009	America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$18,830	$4,746	$—	$23,576
Intersegment revenue	84	4	(88)	—

Total net revenues	18,914	4,750	(88)	23,576

Operating income (loss)	$3,630	$(1,317)	$(33)	$2,280

	North
Nine months ended September 30, 2010	America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$65,716	$18,601	$—	$84,317
Intersegment revenue	128	79	(207)	—

Total net revenues	65,844	18,680	(207)	84,317

Operating income (loss)	$18,310	$(1,511)	$2	$16,801

	North
Nine months ended September 30, 2009	America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$58,474	$11,720	$—	$70,194
Intersegment revenue	208	30	(238)	—

Total net revenues	58,682	11,750	(238)	70,194

Operating income (loss)	$13,898	$(3,661)	$(53)	$10,184

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